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                                                                                     EXHIBIT 12
WARNER-LAMBERT COMPANY AND SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in millions)

                                                                Years Ended December 31,
                                Three Months Ended   --------------------------------------------
                                  March 31, 1994     1993      1992      1991      1990      1989
                                ------------------   ----      ----      ----      ----      ----

Earnings before income taxes and
 accounting changes                    $ 253.8       $ 318.5   $ 858.2   $ 221.5   $ 680.7  $ 591.6
Add:
   Interest on indebtedness-
     excluding amount capitalized         18.4          64.2      80.8      58.2      68.7     55.6
   Amortization of debt expense             .1            .5        .6        .4        .3      1.0
   Interest factor in rent
     expense (a)                           6.4          25.4      23.4      22.3      20.6     17.9
                                       -------       -------   -------   -------   -------  -------
        Adjusted Earnings              $ 278.7       $ 408.6   $ 963.0   $ 302.4   $ 770.3  $ 666.1
                                       =======       =======   =======   =======   =======  =======

Fixed Charges:
   Interest on indebtedness            $  18.4       $  64.2   $  80.8   $  58.2   $  68.7  $  55.6
   Capitalized interest                    1.9           8.6       8.1       9.4       5.2      6.3
   Amortization of debt expense             .1            .5        .6        .4        .3      1.0
   Interest factor in rent
     expense (a)                           6.4          25.4      23.4      22.3      20.6     17.9
                                       -------       -------   -------   -------   -------  -------
       Total Fixed Charges             $  26.8       $  98.7   $ 112.9   $  90.3   $  94.8  $  80.8
                                       =======       =======   =======   =======   =======  =======

Ratio of earnings to fixed charges        10.4           4.1(b)    8.5       3.3(c)    8.1      8.2
                                       =======       =======   =======   =======   =======  =======


(a)  One third of rental expense (which the company believes to be a reasonable approximation of the interest factor of such rental expense).

(b)  The company's ratio of earnings to fixed charges for 1993 would have been 9.5 excluding the restructuring charge of $525.2 million.

(c)  The company's ratio of earnings to fixed charges for 1991 would have been 9.4 excluding the restructuring charge of $544.0 million.
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